Exhibit 99.3

PRESS RELEASE

FOR IMMEDIATE RELEASE

CLEAR CHANNEL COMMUNICATIONS, INC. ANNOUNCES SUCCESSFUL COMPLETION OF PRIVATE DEBT EXCHANGE OFFER AND ISSUANCE OF $1,999,815,000 AGGREGATE PRINCIPAL AMOUNT OF PRIORITY GUARANTEE NOTES DUE 2019

San Antonio, TX, October 25, 2012. Clear Channel Communications, Inc. (“CCU”) announced today the closing of its previously announced private offer to exchange up to $2.0 billion aggregate principal amount of term loans under its cash flow credit facilities for a like principal amount of newly issued CCU 9.0% priority guarantee notes due 2019 (the “Notes”). Because in excess of $8.6 billion in aggregate principal amount of term loans was submitted for exchange in the exchange offer, the amount of each lender’s term loans that was accepted for exchange was reduced by a proration factor of 23.0590%. As a result of the application of the proration factor and rounding as described in the Offering Circular (as defined below), CCU issued an aggregate principal amount of $1,999,815,000 of the Notes. The exchange offer, which was only available to eligible lenders under CCU’s cash flow credit facilities, was made pursuant to an Offering Circular dated October 12, 2012, as supplemented on October 18, 2012 (as supplemented, the “Offering Circular”), and was exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”).

Concurrently with the closing of the exchange offer, CCU entered into an amendment to the agreement governing its cash flow credit facilities (the “Amendment”). The Amendment, among other things: permits exchange offers of term loans for new debt securities in an aggregate principal amount of up to $5.0 billion; provides CCU with greater flexibility to prepay tranche A term loans; following the repayment or extension of all tranche A term loans, permits below par non-pro rata purchases of term loans pursuant to customary Dutch auction procedures whereby all lenders of the class of term loans offered to be purchased will be offered an opportunity to participate; following the repayment or extension of all tranche A term loans, permits the repurchase of junior debt maturing before January 2016 with cash on hand in an amount not to exceed $200 million; combines the term loan B, the delayed draw term loan 1 and the delayed draw term loan 2 under the cash flow credit facilities; preserves revolving credit facility capacity in the event CCU repays all amounts outstanding under the revolving credit facility; and eliminates certain restrictions on the ability of Clear Channel Outdoor Holdings, Inc. and its subsidiaries to incur debt. Upon the consummation of the exchange offer, approximately $9.3 billion in aggregate principal amount of term loans was outstanding under the cash flow credit facilities.

The Notes are fully and unconditionally guaranteed, jointly and severally, on a senior basis by CCU’s parent, Clear Channel Capital I, LLC, and all of CCU’s existing and future domestic wholly-owned restricted subsidiaries. The Notes and the related guarantees are secured by (1) a lien on (a) the capital stock of CCU and (b) certain property and related assets that do not constitute “principal property” (as defined in the indenture governing certain existing senior notes of CCU), in each case equal in priority to the liens securing the obligations under CCU’s cash flow credit facilities and existing priority guarantee notes and (2) a lien on the accounts receivable and related assets securing CCU’s receivables based credit facility junior in priority to the lien securing CCU’s obligations thereunder. In addition to the collateral granted to secure the Notes, the collateral agent and the trustee for the Notes entered into an agreement with the administrative agent for the lenders under the cash flow credit facilities to share in a certain percentage of any proceeds realized on collateral consisting of principal properties. The indenture governing the Notes contains a “most favored nation” provision that provides that if the Company issues debt securities in future debt exchange offers that contain certain specified terms that are more favorable to holders of those debt securities than the corresponding provisions applicable to holders of the Notes, the Company will be required to offer to exchange all of the Notes for the same debt securities.

“We are pleased with the success of this debt transaction and gratified that it was so significantly oversubscribed,” said Tom Casey, Executive Vice President and Chief Financial Officer. “We appreciate the support from our sponsors and our lenders for the amendments to our credit facilities that made this transformational transaction possible. As the latest step in our continuing refinancing strategy, it will also provide us greater flexibility to manage our debt maturities in the future. We believe that this transaction reflects investor confidence in the Company’s business strategy and performance.”

The Notes and related guarantees were offered only in reliance on exemptions from registration under the Securities Act. The Notes and the related guarantees have not been registered under the Securities Act, or the securities laws of any state or other jurisdiction, and may not be offered or sold in the United States without registration or an applicable exemption from the Securities Act and applicable state securities or blue sky laws and foreign securities laws.

About Clear Channel Communications

Clear Channel Communications, Inc. is one of the leading global media and entertainment companies specializing in radio, digital, outdoor, mobile, live events and on-demand entertainment and information services for local communities and providing premier opportunities for advertisers.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements based on current CCU management expectations. These forward-looking statements include all statements other than those made solely with respect to historical facts and include, but are not limited to, statements regarding the Company’s debt maturities. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in any forward-looking statements. These risks, uncertainties and other factors include, but are not limited to, the Company’s substantial indebtedness and its ability to access the debt capital markets. Many of the factors that will determine the outcome of the subject matter of this press release are beyond CCU’s ability to control or predict. CCU undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Contact

For further information, please contact:

Media

Wendy Goldberg

Senior Vice President – Communications

(212) 549-0965

Investors

Brian Coleman

Senior Vice President and Treasurer

(210) 822-2828

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